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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE


For Immediate Release                       For More Information Contact:
                                            Robert A. Brannon, Sr. V.P. and CFO
                                           (954) 713-1603


                     EXTENDED STAY AMERICA, INC. COMPLETES
           SUCCESSFUL PRIVATE PLACEMENT OF SENIOR SUBORDINATED NOTES

     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 10, 1998--Extended Stay America, Inc. (NYSE: ESA), today announced that it has completed the private placement of $200 million of Senior Subordinated Notes. The notes consist of 9.15% Senior Subordinated Notes due March 2008 and were priced at par. The net proceeds from the notes will be used to repay revolving debt, construct additional extended stay facilities, and for general corporate purposes. The notes have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Extended Stay America's three extended stay lodging brands often operate concurrently in the same market. All facilities are designed to appeal to value-conscious guests on visits of a week or longer. Crossland Economy Studios, with rates generally ranging from $159 to $199 per week, offer a double bed and kitchenette. EXTENDED STAY AMERICA Efficiency Studios, with rates generally ranging from $199 to $299 a week, offer a queen-size bed and kitchenette. StudioPLUS Deluxe Studios offer deluxe and queen studios, which include kitchens, at rates generally ranging from $299 to $399 a week. Weekly housekeeping and an on-premises laundry are provided at all facilities.

     The Company's first EXTENDED STAY AMERICA Efficiency Studios property opened in August 1995, in Spartanburg, SC. In January 1997, the Company launched the first Crossland Economy Studios in Independence, MO, and on April 11, 1997, the Company consummated a merger with Studio Plus Hotels, Inc. As of February 28, 1998, the Company owned and operated 213 extended stay lodging facilities in 37 states, had 68 properties under construction and had options to acquire 154 additional sites.

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